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                                                                    EXHIBIT 99.1


                                                             FOR INFORMATION
                                                             Mark A. Hellerstein
                                                             Robert T. Hanley
                                                             Richard C. Norris


                  ST. MARY INTENDS TO RAISE $75 MILLION THROUGH
                  PRIVATE OFFERING OF SENIOR CONVERTIBLE NOTES

DENVER, March 5, 2002 -- ST. MARY LAND & EXPLORATION COMPANY (Nasdaq: MARY) announced today that it intends to offer, subject to market and other conditions, $75 million of senior convertible notes due 2022 (plus an additional amount of up to $15 million at the option of the purchasers) in a private placement. The notes will be convertible into St. Mary common stock at the option of the holders under certain circumstances, at a price to be determined. The offering is expected to close in mid-March 2002.

St. Mary intends to use the net proceeds of the anticipated offering to fund a portion of its 2002 capital expenditures budget. Pending this use, St. Mary intends to repay outstanding borrowings under its revolving bank credit facility.

This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933. This press release shall not constitute an offer to sell nor a solicitation of an offer to buy any of these securities.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or any state securities laws and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release contains forward looking statements within the meaning of federal securities laws. The words "intend" and "expect" and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the uncertainty of financial market conditions, the volatility and levels of oil and natural gas prices, and other matters discussed under the "Risk Factors" section of St. Mary's 2000 Annual Report on Form 10-K filed with the SEC. As a result of these risks, St. Mary cannot assure you that it will be able to complete the proposed private offering. Although St. Mary may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by federal securities laws.

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